EXHIBIT 99.1
FOR IMMEDIATE RELEASE:
Frederick’s of Hollywood Group Inc. Reports
Fiscal 2010 Fourth Quarter and Year-End Financial Results
- - -

New York, New York – October 25, 2010 —Frederick’s of Hollywood Group Inc. (NYSE Amex: FOH) (“Company”) today announced financial results for its fiscal 2010 fourth quarter and year ended July 31, 2010.

Thomas Lynch, the Company’s Chairman and Chief Executive Officer, stated, “We have made significant improvements to our business throughout fiscal 2010.  This has included advancing our strategy to become a sexy lifestyle brand and a focus on web-based initiatives to increase online sales.  We also have strengthened our balance sheet, setting a clear path for the Company’s future growth.

“In the fourth quarter of fiscal 2010, we entered into four separate multi-year licensing agreements with licensees to manufacture, distribute and market swimwear, sexy Halloween costumes, jewelry and accessories under the Frederick’s of Hollywood® brand. These agreements have effectively launched our licensing program and are leading the way for Frederick’s of Hollywood to become a comprehensive lifestyle brand for sexy women. Each agreement will ramp up separately over the next year and generate new, higher margin revenue compared to our traditional retail and direct to consumer operations.”

Fiscal 2010 Fourth Quarter Compared to Fiscal 2009 Fourth Quarter:
•	Net loss from continuing operations increased to $4.9 million from $3.3 million.
o	Excluding an impairment of long-lived assets of $1.7 million compared to $0.2 million, net loss from continuing operations was $3.2 million compared to $3.1 million.
•
Adjusted EBITDA from continuing operations was a loss of $1.9 million compared to a loss of $1.6 million.  A reconciliation of GAAP results to Adjusted EBITDA, a non-GAAP measurement, is provided in the accompanying table.

•	Gross margin, as a percentage of net sales, was 34.1% compared to 34.2%.
•	Selling, general and administrative expenses decreased by 3.0% to $12.9 million, or 44.1% of sales, from $13.2 million or 42.8% of sales.
•	Net sales decreased 5.9% to $29.1 million from $30.9 million.
o	Total store sales decreased 5.5% while comparable store sales decreased 3.5%.
o	Direct sales (catalog and website operations) decreased 4.2%.
•	Net loss from discontinued operations increased to $7.5 million from $3.6 million.
•	Net loss applicable to common shareholders was $12.5 million or $(0.35) per diluted share, compared to a net loss of $7.0 million or $(0.27) per diluted share.

Fiscal Year Ended July 31, 2010 Compared to Fiscal Year Ended July 25, 2009:
•	Net loss from continuing operations decreased to $8.8 million from $13.5 million.
o
Excluding an impairment of long-lived assets of $1.7 million compared to $0.2 million and a goodwill impairment of $6.7 million in the prior year, net loss from continuing operations was $7.1 million compared to $6.6 million.

•
Adjusted EBITDA from continuing operations was a loss of $1.2 million compared to a loss of $0.6 million.  A reconciliation of GAAP results to Adjusted EBITDA, a non-GAAP measurement, is provided in the accompanying table.

•	Net sales decreased 5.6% to $133.9 million from $141.8 million.
o	Total store sales decreased 6.2% while comparable store sales decreased 5.5%.
o	Direct sales (catalog and website operations) decreased 4.6%.
•	Gross margin, as a percentage of net sales, was 37.1% compared to 37.8%.
•	Selling, general and administrative expenses decreased by 6.0% to $55.1 million, or 41.1% of sales, from $58.6 million or 41.3% of sales.
•
Net loss from discontinued operations was approximately $12.4 million, net of a tax benefit of $1.5 million for the year ended July 31, 2010, and $20.6 million, net of a tax provision of $45,000, for the year ended July 25, 2009.

•	Net loss applicable to common shareholders was $21.6 million or $(0.74) per diluted share, compared to a net loss of $34.6 million or $(1.32) per diluted share.

Mr. Lynch continued, “Our fiscal 2010 year-end financial results reflect a decrease in consumer spending year-over-year, primarily due to the prolonged weakness of the macroeconomic environment, and more specifically to the severe economic downturn of the regional economies in states where our stores are concentrated, including California, Nevada and Florida.  Despite these challenges, we have managed to reduce costs, improve our capital structure and remain focused on implementing our turnaround strategy, which resulted in a decrease in net loss from continuing operations.

“During the past year, we exchanged $23.1 million of outstanding long-term debt and preferred stock for common stock at an effective price of $2.66 per share.  We also raised $3 million in a private placement of common stock and secured a $7 million term loan, which provides access to additional working capital as we further implement our strategy.

“In addition, we made a strategic decision to divest our wholesale business due to continuing losses, which is reported as ‘discontinued operations’ in our financial results. This will allow us to focus our resources on strengthening our retail operations and implementing our strategy to expand our domestic and international licensing program,” Mr. Lynch concluded.

Non-GAAP Financial Measures
For purposes of evaluating operating performance, the Company uses an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measurement, which is computed as the net loss appearing on the statement of operations plus depreciation and amortization, interest, income tax expense, non-cash impairment of long-lived assets and non-cash goodwill impairment.  Adjusted EBITDA is used by management to evaluate the operating performance of the Company’s business for comparable periods.  Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	Adjusted EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•
Other significant items, while periodically affecting the Company’s results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results.

	Three Months Ended		Year Ended
	July 31, 2010	July 25, 2009	July 31, 2010	July 25, 2009
Net loss from continuing operations	$(4,915)	$(3,269)	$(8,807)	$(13,493)
Depreciation and amortization	1,026	1,104	4,207	4,441
Interest	254	345	1,651	1,531
Income tax expense	47	87	47	87
Non-cash impairment of long-lived assets	1,705	174	1,705	174
Non-cash goodwill impairment	-	-	-	6,678
Adjusted EBITDA from continuing operations	$(1,883)	$(1,559)	$(1,197)	$(582)

Net loss from discontinued operations	$(7,545)	$(3,608)	$(12,357)	$(20,554)
Depreciation and amortization	242	338	1,122	1,445
Income tax expense	(1,532)	(15)	(1,462)	45
Non-cash impairment of long-lived assets	5,817	447	5,817	447
Non-cash goodwill impairment	-	-	-	12,422
Adjusted EBITDA from discontinued operations	$(3,018)	$(2,838)	$(6,880)	$(6,195)

Forward Looking Statement
Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties.  These statements are based on management’s current expectations or beliefs.  Actual results may vary materially from those expressed or implied by the statements herein.  Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; working capital needs; the Company’s ability to complete a sale of its wholesale business; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; and the other risks that are described from time to time in Frederick’s of Hollywood Group Inc.’s SEC reports.  Frederick’s of Hollywood Group Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.
Frederick’s of Hollywood Group Inc., through its subsidiaries, sells women’s intimate apparel, swimwear and related products under its proprietary Frederick’s of Hollywood® brand through 126 specialty retail stores, a world-famous catalog and an online shop at http://www.fredericks.com/.  With its exclusive product offerings including Seduction by Frederick’s of Hollywood, the Hollywood Exxtreme Cleavage® bra and Hollywood Sizzle Pool Party Swim™, Frederick’s of Hollywood is the Original Sex Symbol®.

Our press releases and financial reports can be accessed on our corporate website at http://www.fohgroup.com.

This release is available on the KCSA Strategic Communications Web site at http://www.kcsa.com.

CONTACT:
Frederick’s of Hollywood Group Inc.
Thomas Rende, CFO
(212) 798-4700

Investor Contacts:
Todd Fromer / Garth Russell
KCSA Strategic Communications
212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com

FREDERICK’S OF HOLLYWOOD GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	July 31,	July 25,
	2010	2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$536	$555
Restricted cash	4,660	-
Accounts receivable	1,254	1,552
Merchandise inventories	10,951	15,244
Prepaid expenses and other current assets	2,298	2,543
Deferred income tax assets	875	3,117
Current assets of discontinued operations	4,185	7,855
Total current assets	24,759	30,866

PROPERTY AND EQUIPMENT, Net	13,861	19,460
INTANGIBLE AND OTHER ASSETS	19,392	19,161
LONG-TERM ASSETS OF DISCONTINUED OPERATIONS	960	8,150

TOTAL ASSETS	$58,972	$77,637

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Revolving credit facility	$3,269	$9,245
Accounts payable and other accrued expenses	21,979	21,906
Current liabilities of discontinued operations	2,041	2,509
Total current liabilities	27,289	33,660

TERM LOAN	7,002	-
LONG-TERM DEBT—related party	-	13,336
OTHER LONG-TERM LIABILITIES	4,996	4,723
DEFERRED INCOME TAX LIABILITIES	8,377	12,153
TOTAL LIABILITIES	47,664	63,872

PREFERRED STOCK, $.01 par value	-	7,500

SHAREHOLDERS’ EQUITY	11,308	6,265

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$58,972	$77,637

FREDERICK’S OF HOLLYWOOD GROUP INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended (Unaudited)		Year Ended
	July 31,	July 25,	July 31,	July 25,
	2010	2009	2010	2009
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)

Net sales	$29,116	$30,932	$133,855	$141,810
Cost of goods sold, buying and occupancy	19,173	20,352	84,180	88,244
Gross profit	9,943	10,580	49,675	53,566
Selling, general and administrative expenses	12,852	13,243	55,079	58,589
Goodwill impairment	-	-	-	6,678
Impairment of long lived assets	1,705	174	1,705	174
Operating loss	(4,614)	(2,837)	(7,109)	(11,875)
Interest expense, net	254	345	1,651	1,531
Loss before income tax provision	(4,868)	(3,182)	(8,760)	(13,406)
Income tax provision	47	87	47	87
Net loss from continuing operations	(4,915)	(3,269)	(8,807)	(13,493)
Net loss from discontinued operations	(7,545)	(3,608)	(12,357)	(20,554)
Net loss	(12,460)	(6,877)	(21,164)	(34,047)
Less: Preferred stock dividends	37	152	430	584
Net loss applicable to common shareholders	$(12,497)	$(7,029)	$(21,594)	$(34,631)

Basic and diluted net loss per share from continuing operations	$(0.14)	$(0.13)	$(0.32)	$(0.54)

Basic and diluted net loss per share from discontinued operations	$(0.21)	$(0.14)	$(0.42)	$(0.78)

Total basic and diluted net loss per share	$(0.35)	$(0.27)	$(0.74)	$(1.32)

Weighted average shares outstanding – basic and diluted	36,125	26,385	29,272	26,272